Exhibit 99.1

ePlus Reports Second Quarter and First Half Financial Results
Mix Shift Continues to Drive Gross Margin

Second Quarter Fiscal Year 2019

•	Net sales decreased 7.1% to $345.0 million; technology segment net sales decreased 6.7% to $334.8 million.
•	Adjusted gross billings decreased 3.7% to $485.9 million.
•	Consolidated gross profit decreased 2.4% to $85.5 million.
•	Consolidated gross margin was 24.8%, an increase of 120 basis points.
•	Net earnings increased 4.5% to $18.0 million.
•	Adjusted EBITDA decreased 10.3% to $29.9 million.
•	Diluted earnings per share increased 8.1% to $1.33. Non-GAAP diluted earnings per share decreased 8.9% to $1.53.

First Half Fiscal Year 2019

•	Net sales decreased 5.8% to $701.6 million; technology segment net sales decreased 5.5% to $681.6 million.
•	Adjusted gross billings decreased 2.4% to $968.2 million.
•	Consolidated gross profit increased 0.6% to $166.2 million.
•	Consolidated gross margin was 23.7%, an increase of 150 basis points.
•	Net earnings increased 8.6% to $33.3 million.
•	Adjusted EBITDA decreased 4.3% to $55.3 million.
•	Diluted earnings per share increased 11.9% to $2.45. Non-GAAP diluted earnings per share decreased 2.4% to $2.81.

HERNDON, VA – November 7, 2018 – ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the three and six months ended September 30, 2018.

Management Comment

"Consolidated gross margin reached 24.8% in the second quarter, driven by a 160-basis point margin expansion in our technology segment.  This margin performance reflects our continued strategic emphasis on driving professional and managed services together with the solutions that are most in demand from our customers, including cloud and security," said Mark Marron, President and Chief Executive Officer.  "For the trailing twelve months ended September 30, our sales of security products and services increased 9.1% and represented 18.9% of adjusted gross billings, which underscores the importance of this area to our customers.

"Revenues were comparatively lower year-on-year, reflecting the impact of a large project that we partially delivered to a major enterprise customer in last year's second quarter, and an increase in sales we recognized on a net basis.  Revenues were also affected by newly originated transactions that are recognized ratably and/or on a net basis.  These are industry trends that can produce lower current period revenue, but also can result in higher margins over the life of the transaction.

"We continued to realign our engineering and sales resources to optimize utilization and deliver capabilities which are closely aligned with customer demand.  We are investing in highly credentialed engineers, consultants, and sales professionals with expertise in targeted solution areas, strengthening partnerships with key vendors, and adding headcount through acquisitions.  As a result, over the past few quarters we have rationalized certain disciplines while building out others, and we expect these actions will help drive and support future growth."

Second Quarter Fiscal Year 2019 Results

For the second quarter ended September 30, 2018 as compared to the second quarter of the prior fiscal year ended September 30, 2017:

Consolidated net sales decreased 7.1% to $345.0 million, from $371.4 million.

Technology segment net sales decreased 6.7% to $334.8 million, from $358.7 million.

Adjusted gross billings decreased 3.7% to $485.9 million. Adjusted gross billings are technology segment net sales adjusted to exclude the costs incurred of applicable third-party maintenance, software assurance and subscription/Saas licenses, and services.

Financing segment net sales decreased 19.0% to $10.3 million, from $12.7 million, due to a decrease in post contract earnings from the early terminations of several large leases in last year's quarter.

Consolidated gross profit decreased 2.4% to $85.5 million, from $87.6 million. Consolidated gross margin improved 120 basis points to 24.8%, compared with 23.6% last year, due to a shift in mix towards third-party maintenance, software assurance and subscription/SaaS licenses, and services. Also contributing were higher product margins and service revenues.

Operating expenses increased 3.7% to $60.9 million, from $58.7 million, due, in part to an increase in personnel cost from a full quarter of salaries and benefits from the IDS acquisition we completed on September 15, 2017.  Our headcount decreased to 1,255, or 2.1% from 1,282 as of September 30, 2017.

Consolidated operating income decreased 14.8% to $24.6 million.

Our effective tax rate for the current quarter was 27.7%, compared with 40.0% in the prior year quarter. The lower effective tax rate was due to the change in the U.S federal statutory rate to 21% from legislation that was enacted on December 22, 2017.

Net earnings rose 4.5% to $18.0 million.

Adjusted EBITDA decreased 10.3% to $29.9 million, from $33.3 million.

Diluted earnings per share was $1.33, compared with $1.23 in the prior year quarter. Non-GAAP diluted earnings per share was $1.53, compared with $1.68 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition and integration expenses, and the related tax effects, and an adjustment to our tax expense in the prior year assuming a 21% statutory income tax rate for U.S. operations.

First Half Fiscal Year 2019 Results

For the six months ended September 30, 2018 as compared to the six months of the prior fiscal year ended September 30, 2017:

Consolidated net sales decreased 5.8% to $701.6 million, from $744.7 million.

Technology segment net sales decreased 5.5% to $681.6 million, from $721.6 million.

Adjusted gross billings decreased 2.4% to $968.2 million. Adjusted gross billings are technology segment net sales adjusted to exclude the costs incurred of applicable third-party maintenance, software assurance and subscription/Saas licenses, and services.

Financing segment net sales decreased 13.8% to $19.9 million, from $23.1 million.

Consolidated gross profit increased 0.6% to $166.2 million, from $165.2 million. Consolidated gross margin improved 150 basis points to 23.7%, compared with 22.2% last year, due to a shift in mix towards third-party maintenance, software assurance and subscription/SaaS licenses, and services. Also contributing were higher product margins and service revenues.

Operating expenses increased 4.6% to $121.2 million, from $115.8 million, due, in part to an increase in personnel cost and an increase in variable compensation as a result of the increase in gross profit.

Consolidated operating income decreased 8.7% to $45.0 million.

Our effective tax rate for the first half of fiscal year 2019 was 26.8%, compared with 38.0% in the prior year. The lower effective tax rate was due to the change in the U.S federal statutory rate to 21% from legislation that was enacted on December 22, 2017.

Net earnings rose 8.6% to $33.3 million.

Adjusted EBITDA decreased 4.3% to $55.3 million, from $57.7 million.

Diluted earnings per share was $2.45, compared with $2.19 in the prior year. Non-GAAP diluted earnings per share was $2.81, compared with $2.88 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition and integration expenses, and the related tax effects, and an adjustment to our tax expense in the prior year assuming a 21% statuatory income tax rate for U.S. operations.

Balance Sheet Highlights

As of September 30, 2018, ePlus had cash and cash equivalents of $75.6 million, compared with $118.2 million as of March 31, 2018.  The decrease in cash and cash equivalents was primarily due to increases in working capital in the technology segment and share repurchases.  Inventory levels increased $16.8 million to $56.6 million from the fiscal year end due to projects underway.  Total stockholders' equity was $399.3 million, compared with $372.6 million as of March 31, 2018. Total shares outstanding were 13.7 million and 13.8 million on September 30, 2018 and March 31, 2018, respectively.

Summary and Outlook

"Heading into the second half of fiscal 2019, we continue to see favorable market conditions in our targeted solution areas, with demand for solutions and service offerings that enable customers to evaluate and implement cloud strategies, power end-user experiences through digital transformation that drive customer and employee engagement, and mitigate the ever-present risk of cybersecurity threats.

"Our focus remains on broadening our capabilities and leveraging the expertise we have across our organization to help our clients achieve the best possible technology solutions.  We continue to build on our base of managed and annuity services revenue, which provides opportunities to sell additional products and services.  Additionally, we will continue to opportunistically add to our roster of customer-facing sales and engineering professionals, while also evaluating strategic acquisitions that can broaden our footprint, deepen our expertise, and add additional service offerings," Mr. Marron concluded.

Recent Corporate Developments/Recognitions

•	On November 6, ePlus announced it would host an artificial intelligence and deep learning panel at the Cold Spring Harbor Laboratory Event on November 7-10, 2018.
•	On October 19, ePlus announced management would present at Triangle InfoSeCon 2018, held in Raleigh on October 26, 2018.
•	On September 12, ePlus announced its successful completion of both the Type 2 SOC 2 Examination and the HIPAA Attestation Examination for cloud hosted services.
•	On July 31, ePlus announced the appointment of a new Chief Information Officer.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on November 7, 2018:

Date:	Wednesday, November 7, 2018
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	1694487 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through November 14, 2018.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  OneCloud is a trademark of OneCloud Consulting, Inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and volatility in the U.S. economy such as our current and potential customers delaying or reducing technology purchases, rising interest rates, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our customers' electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per shares amounts)

	September 30, 2018	March 31, 2018
ASSETS		(as adjusted)

Current assets:
Cash and cash equivalents	$75,647	$118,198
Accounts receivable—trade, net	292,045	268,287
Accounts receivable—other, net	40,312	28,401
Inventories	56,606	39,855
Financing receivables—net, current	86,253	69,936
Deferred costs	16,211	16,589
Other current assets	10,716	23,625
Total current assets	577,790	564,891

Financing receivables and operating leases—net	79,119	68,511
Property, equipment and other assets	18,037	19,143
Goodwill	76,445	76,624
Other intangible assets—net	23,805	26,302
TOTAL ASSETS	$775,196	$755,471

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$92,830	$106,933
Accounts payable—floor plan	120,771	112,109
Salaries and commissions payable	17,596	19,801
Deferred revenue	35,860	35,648
Recourse notes payable—current	-	1,343
Non-recourse notes payable—current	52,630	40,863
Other current liabilities	20,698	33,370
Total current liabilities	340,385	350,067

Non-recourse notes payable—long term	12,656	10,072
Deferred tax liability—net	1,644	1,662
Other liabilities	21,234	21,067
TOTAL LIABILITIES	375,919	382,868

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,727 outstanding at September 30, 2018 and 13,761 outstanding at March 31, 2018	143	142
Additional paid-in capital	133,561	130,000
Treasury stock, at cost, 578 shares at September 30, 2018 and 467 shares at March 31, 2018	(45,380)	(36,016)
Retained earnings	311,221	277,945
Accumulated other comprehensive income—foreign currency translation adjustment	(268)	532
Total Stockholders' Equity	399,277	372,603
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$775,196	$755,471

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Net sales	$345,043	$371,363	$701,575	$744,719
Cost of sales	259,543	283,792	535,372	579,555
Gross profit	85,500	87,571	166,203	165,164

Selling, general, and administrative expenses	57,705	56,340	114,671	111,004
Depreciation and amortization	2,741	2,129	5,531	4,192
Interest and financing costs	484	274	960	633
Operating expenses	60,930	58,743	121,162	115,829

Operating income	24,570	28,828	45,041	49,335

Other income (expense)	322	(141)	419	130

Earnings before taxes	24,892	28,687	45,460	49,465

Provision for income taxes	6,889	11,466	12,184	18,821

Net earnings	$18,003	$17,221	$33,276	$30,644

Net earnings per common share—basic	$1.33	$1.24	$2.47	$2.21
Net earnings per common share—diluted	$1.33	$1.23	$2.45	$2.19

Weighted average common shares outstanding—basic	13,494	13,879	13,464	13,843
Weighted average common shares outstanding—diluted	13,586	14,008	13,597	14,021

Technology Segment
	Three Months Ended September 30,			Six Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	(in thousands)

Net sales	$334,768	$358,678	(6.7%)	$681,632	$721,577	(5.5%)
Cost of sales	257,813	281,829	(8.5%)	531,894	575,095	(7.5%)
Gross profit	76,955	76,849	0.1%	149,738	146,482	2.2%

Selling, general, and administrative expenses	55,138	53,503	3.1%	109,592	105,004	4.4%
Depreciation and amortization	2,740	2,128	28.8%	5,529	4,190	32.0%
Operating expenses	57,878	55,631	4.0%	115,121	109,194	5.4%

Operating income	$19,077	$21,218	(10.1%)	$34,617	$37,288	(7.2%)

Key Business Metrics
Adjusted gross billings	$485,856	$504,500	(3.7%)	$968,157	$992,004	(2.4%)
Adjusted EBITDA	$24,284	$25,613	(5.2%)	$44,625	$45,499	(1.9%)

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended September 30,
	2018	2017	Change

Technology	23%	24%	(1%)
State & Local Government & Educational Institutions	17%	18%	(1%)
Telecom, Media, and Entertainment	13%	15%	(2%)
Financial Services	15%	14%	1%
Healthcare	15%	12%	3%
All others	17%	17%	-
Total	100%	100%

Financing Segment
	Three Months Ended September 30,			Six Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	(in thousands)

Net sales	10,275	12,685	(19.0%)	19,943	23,142	(13.8%)
Cost of sales	1,730	1,963	(11.9%)	3,478	4,460	(22.0%)
Gross profit	8,545	10,722	(20.3%)	16,465	18,682	(11.9%)

Selling, general, and administrative expenses	2,567	2,837	(9.5%)	5,079	6,000	(15.4%)
Depreciation and amortization	1	1	0.0%	2	2	0.0%
Interest and financing costs	484	274	76.6%	960	633	51.7%
Operating expenses	3,052	3,112	(1.9%)	6,041	6,635	(9.0%)

Operating income	$5,493	$7,610	(27.8%)	$10,424	$12,047	(13.5%)

Key Business Metrics
Adjusted EBITDA	$5,596	$7,706	(27.4%)	$10,625	$12,227	(13.1%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.  The presentation of adjusted gross billings has been updated from prior period presentations to align with net sales within our technology segment.

We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expenses, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income, share based compensation, and acquisition and integration expenses, and the related tax effects. The presentation of non-GAAP net earnings and non-GAAP net earnings per common share – diluted have been changed from prior period presentations to adjust our tax expense assuming a statutory income tax rate of 21.0% for U.S. operations.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)

Technology segment net sales	$334,768	$358,678	$681,632	$721,577
Costs incurred related to sales of third party maintenance, software assurance and subscription/Saas licenses, and services	151,088	145,822	286,525	270,427
Adjusted gross billings	$485,856	$504,500	$968,157	$992,004

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Consolidated
Net earnings	$18,003	$17,221	$33,276	$30,644
Provision for income taxes	6,889	11,466	12,184	18,821
Depreciation and amortization [1]	2,741	2,129	5,531	4,192
Share based compensation	1,868	1,673	3,561	3,180
Acquisition related expenses	701	689	1,117	1,019
Other (income) expense [2]	(322)	141	(419)	(130)
Adjusted EBITDA	$29,880	$33,319	$55,250	$57,726

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Technology Segment
Operating income	$19,077	$21,218	$34,617	$37,288
Depreciation and amortization [1]	2,740	2,128	5,529	4,190
Share based compensation	1,766	1,578	3,362	3,002
Acquisition and integration expenses	701	689	1,117	1,019
Segment Adjusted EBITDA	$24,284	$25,613	$44,625	$45,499

Financing Segment
Operating income	$5,493	$7,610	$10,424	$12,047
Depreciation and amortization [1]	1	1	2	2
Share based compensation	102	95	199	178
Segment Adjusted EBITDA	$5,596	$7,706	$10,625	$12,227

Footnotes are on next page.

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
	(in thousands, except per share data)
GAAP: Earnings before taxes	$24,892	$28,687	$45,460	$49,465
Share based compensation	1,868	1,673	3,561	3,180
Acquisition related expenses	701	689	1,117	1,019
Acquisition related amortization expense [3]	1,719	1,186	3,483	2,307
Other (income) expense [2]	(322)	141	(419)	(130)
Non-GAAP: Earnings before taxes	28,858	32,376	53,202	55,841

GAAP: Provision for income taxes	6,889	11,466	12,184	18,821
Share based compensation	525	483	1,008	918
Acquisition related expenses	197	199	316	294
Acquisition related amortization expense [3]	455	309	929	600
Other (income) expense [2]	(90)	41	(118)	(37)
Adjustment to US federal tax rate to 21%	-	(3,792)	-	(6,514)
Tax benefit on restricted stock	103	189	672	1,444
Non-GAAP: Provision for income taxes	8,079	8,895	14,991	15,526

Non-GAAP: Net earnings	$20,779	$23,481	$38,221	$40,315

GAAP: Net earnings per common share – diluted	$1.33	$1.23	$2.45	$2.19
Non-GAAP: Net earnings per common share – diluted	$1.53	$1.68	$2.81	$2.88

[1] Amount consists of depreciation and amortization for assets used internally, including acquisition related amortization expense.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.